Exhibit 4.1

[Form of Unit Certificate]

NUMBER UNITS

U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [ ]

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION CORPORATION

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND ONE-HALF OF ONE

REDEEMABLE WARRANT TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT      is the owner of      Units.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (each, a “Class A Ordinary Share”), of Agriculture & Natural Solutions Acquisition Corporation, a Cayman Islands exempted company (the “Company”) and one-half of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder to purchase one (1) Class A Ordinary Share (subject to adjustment) for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (each a “Business Combination”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Class A Ordinary Shares and Warrants comprising the Units represented by this certificate are not transferable separately prior to [•], 2023, unless Citigroup Global Markets Inc. elects to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering and issuing a press release announcing when separate trading will begin. No fractional warrants will be issued upon separation of the Units. The terms of the Warrants are governed by the Public Warrant Agreement, dated as of [•], 2023 (the “Public Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Public Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

Upon the consummation of a Business Combination, the Units represented by this certificate will automatically separate into the Class A Ordinary Shares and Warrants comprising such Units.

This certificate is not valid unless countersigned by Continental Stock Transfer & Trust Company, as transfer agent, and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Secretary	Chief Executive Officer

Agriculture & Natural Solutions Acquisition Corporation

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

			UNIF GIFT MIN ACT	–	Custodian
TEN COM	–	as tenants in common			(Cust) (Minor)
TEN ENT	–	as tenants by the entireties as joint tenants with right of survivorship and not as			under Uniform Gifts to Minors Act
JT TEN	–	tenants in common			(State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:______________________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO THE U.S. SECURITIES AND EXCHANGE COMMISSION RULE 17Ad-15 (OR ANY SUCCESSOR RULE)) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

In each case, as more fully described in the Company’s final prospectus dated     , 2023, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Class A Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial Business Combination within the period of time set forth in the Company’s amended and restated memorandum and articles of association, as the same may be amended from time to time (the “Memorandum and Articles”), (ii) the Company redeems the Class A Ordinary Shares sold in its initial public offering in connection with a shareholder vote to approve an amendment to the Memorandum and Articles (A) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Class A ordinary shares if it does not consummate an initial business combination within the time period set forth therein or (B) any other provision relating to the rights of holders of Class A Ordinary Shares or pre-initial business combination activity or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Class A Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.